Exhibit 5.17

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 filed with the U.S. Securities and Exchange Commission on June 30, 2010 of our report dated April 8, 2009 to the shareholders of Silverstone Resources Corp. (“Silverstone”) on the consolidated balance sheets of Silverstone as at December 31, 2008 and 2007 and the consolidated statements of operations and deficit, comprehensive income (loss) and other comprehensive income (loss) and cash flows for the year ended December 31, 2008, the four months ended December 31, 2007 and the year ended August 31, 2007.

/s/ DAVIDSON & COMPANY LLP
Chartered Accountants
Vancouver, Canada
June 30, 2010